UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant   ☑
Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material under Rule 14a-12

EFL OVERSEAS, INC.
(Name of Registrant as Specified In Its Charter)
William T. Hart - Attorney for Registrant
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑  No fee required

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(5)  Total fee paid:

☐  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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333 N. Sam Houston Parkway East, Suite 600
Houston, TX 77060
(281) 260-1034

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD MARCH 1, 2013
To the Shareholders:

Notice is hereby given that a special meeting of the shareholders of EFL Overseas, Inc. (the “Company”) will be held at 333 N. Sam Houston Parkway East, Suite 600, Houston, TX 77060 on March 1, 2013, at 11:30 AM, for the following purposes:

(1)          to approve an amendment to the Company’s Articles of Incorporation to change the name of the Company to EFLO Energy, Inc.;

(2)          to approve an amendment to the Company’s Articles of Incorporation such that the Company would be authorized to issue up to 150,000,000 shares of common stock, up to 10,000,000 shares of preferred stock and to make technical amendments to the Articles of Incorporation, and;

to transact such other business as may properly come before the meeting.

February 6, 2013 is the record date for the determination of shareholders entitled to notice of and to vote at such meeting. Shareholders are entitled to one vote for each share held. As of February 6, 2013 there were 19,422,020 outstanding shares of the Company’s common stock.

PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ATTACHED PROXY CARD,
AND SIGN, DATE AND RETURN THE PROXY CARD.

TO SAVE THE COST OF FURTHER SOLICITATION,
PLEASE VOTE PROMPTLY

333 N. Sam Houston Parkway East, Suite 600
Houston, TX 77060
(281) 260-1034

PROXY STATEMENT

The accompanying proxy is solicited by the Company’s directors for voting at the special meeting of shareholders to be held on March 1, 2013, and at any and all adjournments of such meeting.  If the proxy is executed and returned, it will be voted at the meeting in accordance with any instructions, and if no specification is made, the proxy will be voted for the proposals set forth in the accompanying notice of the special meeting of shareholders.  Shareholders who execute proxies may revoke them at any time before they are voted, either by writing to the Company at the address shown above or in person at the time of the meeting.  Additionally, any later dated proxy will revoke a previous proxy from the same shareholder.  This proxy statement was posted on the Company’s website on or about February 7, 2013.

There is one class of capital stock outstanding, that being common stock.  Provided a quorum consisting of the holders owning one third of the Company’s outstanding shares of common stock are present in person or by proxy, the adoption of the proposals to come before the meeting will require the approval of the holders owning a majority of the Company’s outstanding shares of common stock.

Shares of the Company’s common stock represented by properly executed proxies that reflect abstentions or "broker non-votes" will be counted as present for purposes of determining the presence of a quorum at the special meeting.  "Broker non-votes" represent shares held by brokerage firms in "street-name" with respect to which the broker has not received instructions from the customer or otherwise does not have discretionary voting authority.  Abstentions and broker non-votes will not be counted as having voted against the proposals to be considered at the meeting.

PRINCIPAL SHAREHOLDERS

The following table lists, as of February 6, 2013, the shareholdings of (i) each person owning beneficially 5% or more of the Company’s common stock (ii) each officer and director of the Company and (iii) all officers and directors as a group.  Unless otherwise indicated, each owner has sole voting and investment powers over their shares of common stock.

Name and address of beneficial owner	Number of Shares(5)		Percentage of Common Stock

Henry Aldorf	150,000	(1)	0.77%
Chairman of the Board of Directors
111 Somerset, Unit #06-05
Singapore 238164

Keith Macdonald	757,103		3.87%
Chief Executive Officer, Secretary and Director
203 Heritage Place
Calgary, AB, Canada T3Z 3P3

H Wayne Hamal	150,000		0.77%
Chief Operating Officer
333 N. Sam Houston Parkway East
Suite 600
Houston, TX 77060

Name and address of beneficial owner (continued)	Number of Shares(5)		Percentage of Common Stock

Robert Wesolek	480,000		2.46%
Chief financial Officer and Director
3 Farther Point
Houston, TX 77024

James Hutton	850,000	(3)	4.35%
President and Director
1750 – 999 West Hastings Street
Vancouver, BC, Canada V6C 2W2

James Ebeling	255,000	(4)	1.31%
Director
333 N. Sam Houston Parkway East
Suite 600
Houston, TX 77060

Eric Prim	257,000	(4)	1.32%
Director
4901 Polo Parkway
Midland, Texas 79705

All Officers and Directors as a group (7 persons)	2,899,103		14.41%

Holloman Corporation	4,541,740	(4)	23.37%
333 North Sam Houston Parkway East
Suite 600 Houston, Texas 77060

Pacific LNG Operations Ltd.	4,000,000	(1)	20.60%
7 Temasek Boulevard
#28-01 Suntek Tower One
Singapore 038987

VP Bank (Switzerland) Ltd.	1,027,500		5.29%
EVV-Desk, Bahnhofstrasse 3
CH-8022 Zurich
Switzerland

(1)	Includes 50,000 shares owned directly by Mr. Aldorf. Mr. Aldorf also shares investment control over 4,000,000 shares held by Pacific LNG Operations Ltd.

(2)	Comprised of: (a) 57,000 shares owned directly by Mr. Macdonald, (b) 305,335 shares held of record by Bamako Investment Management and 174,768 shares held of record by Country Rock Resources, Ltd., companies controlled by Mr. Macdonald, (c) 20,000 shares, over which Mr. Macdonald has investment control, which are held of record by a third person, and (d) 50,000 shares held of record by Mr. Macdonald's wife.

(3)	Comprised of 750,000 shares held of record by Hutton Capital Corporation, a company over which James Hutton exercises investment control.

(4)	Comprised of 4,530,870 shares held of record by Holloman Value Holdings, LLC, a company over which Eric Prim and Jim Ebeling share investment control.

(5)	Includes the following shares which may be acquired on the exercise of options or warrants listed below.

Name	Shares Issuable Upon Exercise of Warrants	Exercise Price	Date First Exercisable	Expiration Date
Henry Aldorf	50,000	$2.15	08/27/2012	08/27/2014
Henry Aldorf	50,000	$2.30	02/27/2013	08/27/2014
Keith Macdonald*	35,000	$4.50	05/18/2011	04/15/2013
Keith Macdonald	15,000	$4.50	05/18/2011	04/15/2013
Keith Macdonald*	50,000	$2.15	08/27/2012	08/27/2014
Keith Macdonald*	50,000	$2.30	02/27/2013	08/27/2014
H Wayne Hamal*	100,000	$2.30	01/15/2013	01/15/2015
Robert Wesolek	50,000	$2.15	08/27/2012	08/27/2014
Robert Wesolek	50,000	$2.30	02/27/2013	08/27/2014
James Hutton*	50,000	$2.15	08/27/2012	08/27/2014
James Hutton*	50,000	$2.30	02/27/2013	08/27/2014
James Ebeling	37,500	$2.15	08/27/2012	08/27/2014
James Ebeling	37,500	$2.30	02/27/2013	08/27/2014
Eric Prim	37,500	$2.15	08/27/2012	08/27/2014
Eric Prim	37,500	$2.30	02/27/2013	08/27/2014
Holloman Value Holdings, LLC	10,870	$3.50	12/28/2010	12/28/2012
———————

*      Warrants are held of record by an entity controlled by the named person.

PROPOSAL TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO EFLO ENERGY, INC.

The Company was originally organized to recruit instructors to teach English in Japan and Brazil. The Company was unable, however, to identify a sufficient number of instructors to fulfill its business plan.

In March 2011 the Company initiated oil and gas exploration and development operations in the United States and Canada. The Company no longer believes the word “Overseas” accurately portrays its business focus. As a result, the Company’s name should be changed to reflect its current business activities.

Accordingly, the shareholders of the Company are being requested to vote on a proposal to adopt an amendment to the Company’s Articles of Incorporation changing the name of the Company to EFLO Energy, Inc.

The Board of Directors recommends that the shareholders vote for this proposal.

PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION SUCH THAT THE COMPANY WOULD BE AUTHORIZED TO ISSUE UP TO 150,000,000 SHARES OF COMMON STOCK, UP TO 10,000,000 SHARES OF PREFERRED STOCK AND TO MAKE TECHNICAL AMENDMENTS TO THE ARTICLES OF INCORPORATION.

Common Stock

In July 2012, the Company acquired Devon Canada’s interest (generally a working interest of 22.989%, with a working interest of 69.337% in one producing gas well) in the Kotaneelee Gas Project (“KGP”). The KGP covers 30,542 gross acres in the Yukon Territory in Canada, and includes; a gas dehydration plant (capacity: 70 million cubic feet per day), one gas well temporarily shut in for maintenance, one water disposal well (capacity: 6,000 barrels per day), and two suspended gas wells. The KGP has a fully developed gas gathering, sales and delivery infrastructure, airstrip, roads, flarestack, storage tanks, barge dock and permanent camp facilities.

As consideration for Devon’s working interest in the KGP, the Company paid approximately $23,298,000. The consideration was comprised of $290,000 in cash, 7,250,000 shares of the Company’s restricted common stock valued at $15,950,000, and the absorption of $7,058,000 in asset retirement obligations.

In October 2012, the Company closed an agreement with Nahanni Energy Inc., 1700665 Alberta Ltd., Apex Energy (2000), Inc. and Canada Southern Petroleum #1 L.P. (jointly “Nahanni”) for the acquisition of its entire right and interest (generally a working interest of 30.664%) in the KGP.

In exchange for Nahanni’s interest in the KGP, the Company paid approximately $13,761,000. The consideration was comprised of approximately $133,000 in cash ($398,550 offset by $265,950 paid in connection with the acquisition of the Devon Assets in settlement of certain Nahanni indebtedness), 1,614,767 shares of one of the Company’s subsidiaries, which are exchangeable for 1,614,767 shares of the Company’s restricted common stock valued at approximately $4,191,000, and the absorption of approximately $9,437,000 in asset retirement obligations.

As a result of the Company’s acquisitions, it agreed to fund a total of approximately $16,495,000 in reclamation and environmental liabilities which would arise in the event the KGP was abandoned.  However, the Company intends to actively develop the KGP, in which case these potential liabilities will be deferred indefinitely.  Early estimates indicate the Company may require additional investment (net of internally generated cash flows) of between $65,000,000 and $75,000,000 to drill and complete wells during the three year period ending November 30, 2015.  In large part, the Company’s capital requirements will depend upon whether other working interest owners in the KGP participate in the exploration plan. To raise the capital it may require, the Company may need to sell shares of its common stock.

The Company is presently authorized to issue 75,000,000 shares of common stock. As of February 6, 2013 the Company had 19,422,020 outstanding shares of common stock.

Although the Company is of the opinion that is has enough authorized but unissued shares which, if sold at a price in proximity to the closing price of its common stock on February 6, 2013 ($1.80), would satisfy its capital requirements pertaining to the KGP, the Company would not have many authorized but unissued shares remaining.

Accordingly, the Company believes it should increase the number of its authorized common shares to 150,000,000.

Although the Company has not determined the price at which it will sell shares of its common stock,  any future sale of its common stock would dilute the ownership and voting power of existing stockholders, could be at prices substantially below the then prevailing market price of the Company’s common stock, and could make the removal of management difficult, even if the removal would be considered beneficial to stockholders generally, and may have the effect of limiting stockholders’ participation in transactions such as mergers or tender offers if these transactions are not favored by the Company’s management

The Company does not have any commitments from anyone to provide the Company with any additional capital.

Except as discussed above, the Company does not have any agreements, plans, arrangements or understandings to issue any of the additional shares of common stock.

The Board of Directors recommends that the shareholders vote for the proposal to increase the authorized shares.

Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the Company’s outstanding shares of common stock can elect all directors.

                   Holders of common stock are entitled to receive such dividends as may be declared by the Company’s Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of the Company’s assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of common stock do not have preemptive rights to acquire any additional shares the Company may issue in the future. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Under Nevada law, shares of preferred stock may be issued from time to time in one or more series as may be determined by a corporation’s Board of Directors. For each series, the voting powers and preferences, dividend rights, preferential payments on liquidation, rights to convert the preferred shares into common shares, and any other qualifications, limitations or restrictions will be established by the Board of Directors.

With this flexibility, the Board of Directors can issue a series of preferred stock which, unlike common stock, can be specifically tailored to unique aspects of a financing or an acquisition.

The Company, however, is currently not authorized to issue any shares of preferred stock.  The Company believes that having the ability to issue shares of preferred stock would be advantageous when raising capital or completing acquisitions.

It should be noted, that the issuance of preferred stock with multiple votes per share and dividend rights, which would have priority over any dividends paid with respect to the holders of common stock, may make the removal of management difficult, even if the removal would be considered beneficial to stockholders generally, and may have the effect of limiting stockholders’ participation in transactions such as mergers or tender offers if these transactions are not favored by the Company’s management.

The Company does not have any plans, arrangements or understandings, written or oral, with respect to the issuance of any preferred stock.

Technical Amendments

The other proposed amendments to the Articles of Incorporation:

●	make it clear that each outstanding share of common stock is entitled to one vote on any matter submitted to the Company’s shareholders;

●	allow the Board of Directors to restrict the transfer or sale of the Company’s common stock provided a legend describing any restriction is noted on the certificate representing the shares;

●
provides that the judgment of the Board of Directors as to the adequacy of any consideration received for any shares, options, or any other securities which the Corporation at any time may issue or sell will be conclusive in the absence of fraud; and

●
eliminates paragraph nine of the Addendum to the Articles of Incorporation since the wording in paragraph nine is unclear and may be inconsistent with Nevada Law relating to amending Articles of Incorporation.

Board Recommendation

The Board of Directors recommends that the shareholders vote for the amendments to the Articles of Incorporation discussed above.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K for the year ending August 31, 2012 will be sent to any shareholder of the Company upon request.  Requests for a copy of this report should be addressed to the Secretary of the Company at the address provided on the first page of this proxy statement.

GENERAL

The cost of preparing, printing and mailing the enclosed proxy, accompanying notice and proxy statement, and all other costs in connection with solicitation of proxies will be paid by the Company including any additional solicitation made by letter, telephone or telegraph.  Failure of a quorum to be present at the meeting will necessitate adjournment and will subject the Company to additional expense.

The Company’s Board of Directors does not intend to present and does not have reason to believe that others will present any other items of business at the special meeting.  However, if other matters are properly presented to the meeting for a vote, the proxies will be voted upon such matters in accordance with the judgment of the persons acting under the proxies.

A copy of the proposed amendments to the Company’s Articles of Incorporation is attached.

Please complete, sign and return the attached proxy promptly.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to Be Held on March 1, 2013.

1.	This notice is not a form for voting.

2.	This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

3.	The Proxy Statement, and our Annual Report on Form 10-K for the year ending August 31, 2012, are available at www.efloenergy.com

4.	If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before February 20, 2013 to facilitate timely delivery.

A special meeting of the Company's shareholders will be held at 333 N. Sam Houston Parkway East, Suite 600, Houston, TX 77060 on March 1, 2013 at 11:30 AM, for the following purposes:

(1)	to approve an amendment to the Company’s Articles of Incorporation to change the name of the Company to EFLO Energy, Inc.;

(2)	to approve an amendment to the Company’s Certificate of Incorporation such that the Company would be authorized to issue up to 150,000,000 shares of common stock, up to 10,000,000 shares of preferred stock and to make technical changes to the Articles of Incorporation; and

to transact such other business as may properly come before the meeting.

The Board of Directors recommends that shareholders vote FOR all proposals listed on the Notice of Special Meeting of Shareholders.

February 6, 2013 is the record date for the determination of shareholders entitled to notice of and to vote at such meeting.  Shareholders may cast one vote for each share held.

Shareholders may access the following Proxy Materials at www.iproxydirect.com/EFLO :

●	Notice of the 2012 Special Meeting of Shareholders
●	Company’s 2012 Proxy Statement;
●	Proxy Card

Shareholders may request a paper copy of the Proxy Materials and Proxy Card by calling 281-260-1034, or by emailing the Company at rwesolek@comcast.net and indicating if you want a paper copy of the proxy materials and proxy card.

If you have a stock certificate registered in your name, or if you have a proxy from a shareholder of record on February 6, 2013, you can, if desired, attend the Special Meeting and vote in person.

Shareholders can obtain directions to the 2013 special shareholders’ meeting at www.iproxydirect.com/EFLO .

Please visit www.iproxydirect.com/EFLO to print and fill out the Proxy Card.  You can complete the Proxy Card online or mail the Proxy Card to:

EFL OVERSEAS, INC.
333 N. Sam Houston Parkway East, Suite 600
Houston, TX 77060
(281) 260-1034

AMENDMENTS TO THE ARTICLES OF
INCORPORATION OF
EFL OVERSEAS, INC.

1.           The name of this Corporation is EFLO Energy, Inc.

2.           Paragraph three of the Addendum to the Articles of Incorporation is amended in its entirety to read as follows:

The authorized capital stock of the Corporation shall consist of 150,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value.

No share of the common stock shall have any preference over or limitation in respect to any other share of such common stock.  All shares of common stock shall have equal rights and privileges.

Each outstanding share of common stock shall be entitled to one vote, either in person or by proxy, on any matter submitted to the shareholders of this Corporation for their approval.

The designations, powers, rights, preferences, qualifications, restrictions and limitations of the preferred stock shall be established from time to time by the Corporation's Board of Directors, in accordance with Nevada Law.

Cumulative voting shall not be allowed in elections of directors or for any purpose.

No holders of shares of capital stock of the Corporation shall be entitled, as such, to any preemptive or preferential right to subscribe to any unissued stock or any other securities which the Corporation may now or hereafter be authorized to issue.  The Board of Directors of the Corporation, however, in its discretion by resolution, may determine that any unissued securities of the Corporation shall be offered for subscription solely to the holders of common stock of the Corporation, or solely to the holders of any class or classes of such stock, which the Corporation may now or hereafter be authorized to issue, in such proportions based on stock ownership as said board in its discretion may determine.

The Board of Directors may restrict the transfer of any of the Corporation's stock issued by giving the Corporation or any stockholder "first right of refusal to purchase" the stock, by making the stock redeemable, or by restricting the transfer of the stock under such terms and in such manner as the directors may deem necessary and as are not inconsistent with the laws of this State.  Any stock so restricted must carry a conspicuous legend noting the restriction and the place where such restriction may be found in the records of the Corporation.

The judgment of the Board of Directors as to the adequacy of any consideration received or to be received for any shares, options, or any other securities which the Corporation at any time may be authorized to issue or sell or otherwise dispose of shall be conclusive in the absence of fraud, subject to the provisions of these Articles of Incorporation and any applicable law.

3.           Paragraph nine of the Addendum to the Articles of Incorporation is eliminated.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SPECIAL MEETING OF STOCKHOLDERS – MARCH 1, 2013 AT 11:30 AM

CONTROL ID:
REQUEST ID:

The undersigned stockholder of EFL Overseas, Inc. acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held at 333 N. Sam Houston Parkway East, Suite 600, Houston, TX 77060, on March 1, 2013, at 11.30 AM, and hereby appoints Robert Wesolek, the Chief Financial Officer Of EFL Overseas. Inc. with the power of substitution, as Attorney and Proxy to vote all the shares of the undersigned at said special meeting of stockholders and at all adjournments thereof, hereby ratifying and confirming all that said Attorney and Proxy may do or cause to be done by virtue hereof.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by phone, fax or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Proxy Card and Fax to 202-521-3464.
INTERNET:	https://www.iproxydirect.com/EFLO
PHONE:	Call toll free 1-866-752-VOTE (8683)

SPECIAL MEETING OF THE STOCKHOLDERS OF EFL OVERSEAS, INC.			PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The above named Attorney and Proxy are instructed to vote all of the undersigned's shares as follows:

Proposal 1		à	FOR	AGAINST	ABSTAIN

	To approve an amendment to the Company’s Articles of Incorporation to change the name of the Company to EFLO Energy, Inc.;		☐	☐	☐

	(Recommended)					CONTROL ID:
REQUEST ID:

Proposal 2		à	FOR	AGAINST	ABSTAIN

	To approve an amendment to the Company’s Articles of Incorporation such that the Company would be authorized to issue up to 150,000,000 shares of common stock, up to 10,000,000 shares of preferred stock and to make technical changes to the Articles of Incorporation.		☐	☐	☐

(Recommended)

To transact such other business as may properly come before the meeting.
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐
MARK HERE FOR ADDRESS CHANGE ¨ New Address (if applicable):
____________________________
____________________________
____________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2013

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)